TECHNE CORPORATION RELEASES UNAUDITED SECOND QUARTER
                    AND SIX MONTH FISCAL YEAR 2013 RESULTS

Minneapolis/February 5, 2013/ Techne Corporation's (NASDAQ:TECH) financial results for the second quarter and six months ended December 31, 2012 include the following highlights:

Second quarter earnings were $25.4 million or $0.69 per diluted share. Adjusted earnings for the quarter were $27.2 million (a decrease of 2.9% from the prior fiscal year period) or $0.74 per diluted share. Earnings and adjusted earnings were negatively impacted by foreign currency fluctuations, which reduced reported sales and gross margins. Adjusted earnings and earnings per share exclude intangible asset amortization and costs recognized upon the sale of inventory that was written-up to fair value as part of the acquisitions completed in the quarter ended June 30, 2011.

Earnings for the six-month period ended December 31, 2012 were $51.0 million or $1.38 per diluted share. Adjusted earnings for the six-month period ended December 31, 2012 were $54.7 million (a decrease of 5.6% from the prior fiscal year period) or $1.48 per diluted share. Adjusted earnings and earnings per diluted share for the six-month period were also impacted by the foreign currency fluctuations and exclude the acquisition-related items noted above.

Net sales as reported grew 0.6% to $75.1 million for the quarter ended December 31, 2012. Organic sales grew 1.3% in the quarter. Organic sales exclude changes in foreign currency exchange rates.

Net sales as reported declined 1.4% to $150 million for the six months ended December 31, 2012. Organic sales, which exclude changes in foreign currency exchange rates, grew 0.2% in the six-month period. A stronger U.S. dollar as compared to foreign currencies reduced sales by $577,000 and $2.5 million in the quarter and six-month period ended December 31, 2012, respectively, from the comparable prior-year periods.

The Biotechnology segment includes sales made through R&D Systems' Biotechnology Division, R&D Europe, Tocris, R&D China, BiosPacific and Boston Biochem. Biotechnology segment net sales were $69.6 million for the quarter ended December 31, 2012, a decrease of 0.3% from $69.8 million for the quarter ended December 31, 2011. Biotechnology net sales were $139 million for the six-month period ended December 31, 2012, a decrease of 2.1% from $142 million for the six-month period ended December 31, 2011. Biotechnology sales growth was 0.6% and declined 0.4% for the quarter and six month period ended December 31, 2012, respectively, excluding changes in foreign currency exchange rates.

The table below shows changes to the components of organic sales for the Biotechnology segment, from the same prior-year periods.

                                   Quarter Ended   Six Months Ended
                                      12/31/12         12/31/12
                                   -------------   ----------------
U.S. industrial, pharmaceutical
 and biotechnology                     (5.2%)           (5.1%)
U.S. academic                          (3.9%)           (3.9%)
Europe                                  2.4%             2.7%
China                                  12.6%            16.5%
Pacific Rim                             3.3%             1.7%

The Hematology segment includes sales made through R&D Systems' Hematology Division. Hematology net sales for the quarter and six month period ended December 31, 2012 were $5.5 million and $11.0 million, increases of 12.4% and 8.2%, respectively, from the comparable prior-year periods.

The gross margin percentage was 73.6% in the quarter ended December 31, 2012 as compared to 73.9% in the comparable prior-year quarter. For the six-month period ended December 31, 2012 the gross margin percentage declined to 73.8% from 74.6% in the comparable prior-year period. Gross margins adjusted for costs recognized upon sale of acquired inventory and amortization of intangible assets were 76.2% and 77.3% for the quarters ended December 31, 2012 and 2011, respectively, and 77.3% and 78.2% for the six-month periods ended December 31, 2012 and 2011, respectively, if such costs were excluded in all periods. The decrease in adjusted gross margins for the quarter and six-month periods were primarily caused by unfavorable exchange rates.

Selling, general and administrative expenses for the quarter and six-month periods ended December 31, 2012 increased $305,000 and declined $140,000 from the quarter and six-month period ended December 31, 2011, respectively. Selling, general and administrative expenses were impacted by decreases in profit sharing expense of $62,000 and $747,000 for the quarter and six-month periods, respectively, as compared to the prior-year periods.

Research and development expenses for the quarter and six-month periods ended December 31, 2012 increased $566,000 (8.3%) and $1.4 million (10.0%) from the quarter and six-month periods ended December 31, 2011, respectively. The increase in research and development expenses is mainly due to increases in personnel and supply costs associated with the continuous development and release of new high-quality biotechnology products.

Other non-operating expenses for the quarter and six-month periods ended December 31, 2012 included foreign exchange transaction gains of $149,000 and $71,000, respectively, compared to foreign exchange transaction losses of $105,000 and $629,000 for the quarter and six-month period ended December 31, 2011, respectively.

The effective tax rate for both the quarter and six-month period ended December 31, 2012 was 32.3% as compared to 31.8% and 31.9% for the same prior-year periods. Effective tax rates for fiscal 2013 are expected to be 31% to 33%. In January 2013, the U.S. federal credit for research and development was reinstated retroactively for the period of January 2012 through December 2013. As a result, in addition to the credit for the quarter ended March 31, 2013, Techne will record the credit for calendar 2012 in the third quarter of fiscal 2013. The amount of the retroactive credit is approximately $975,000.

The Company's investment in ChemoCentryx, Inc. (CCXI) is included in short-term available for sale investments at December 31, 2012 at a fair-value of $69.1 million. The Company's unrealized gain of $39.6 million on the investment, net of a deferred tax liability of $14.2 million, was included in accumulated other comprehensive income at December 31, 2012.

The Company did not repurchase any shares of its common stock during the quarter or six-month periods ended December 31, 2012. Approximately $127 million remains available at December 31, 2012 for the repurchase and retirement of shares under the currently open authorization.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements, including the expected effective tax rate, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, net earnings and earnings per share for the quarter and six-month period ended December 31, 2012 as compared to the reported amounts for the same periods ended December 31, 2011:

  - fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars, and

  - the acquisitions of Boston Biochem, Inc. on April 1, 2011 and Tocris Holdings Ltd. on April 28, 2011, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release

                         *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three subsidiaries:
BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854



                         TECHNE CORPORATION
               CONSOLIDATED STATEMENTS OF EARNINGS
              (In thousands, except per share data)
                            (Unaudited)

                                       QUARTER ENDED       SIX MONTHS ENDED
                                     ------------------   ------------------
                                     12/31/12  12/31/11   12/31/12  12/31/11
                                     --------  --------   --------  --------
Net sales                            $ 75,083  $ 74,662   $150,108  $152,258
Cost of sales                          19,820    19,492     39,262    38,701
                                     --------  --------   --------  --------
Gross margin                           55,263    55,170    110,846   113,557
Operating expenses:
 Selling, general and administrative   10,956    10,651     21,284    21,424
 Research and development               7,403     6,837     14,855    13,504
                                     --------  --------   --------  --------
   Total operating expenses            18,359    17,488     36,139    34,928
                                     --------  --------   --------  --------
Operating income                       36,904    37,682     74,707    78,629
Other income (expense):
 Interest income                          677       798      1,338     1,526
 Other non-operating expense, net        (135)     (607)      (613)   (1,782)
                                     --------  --------   --------  --------
   Total other income (expense)           542       191        725      (256)
                                     --------  --------   --------  --------
Earnings before income taxes           37,446    37,873     75,432    78,373
Income taxes                           12,082    12,060     24,400    25,039
                                     --------  --------   --------  --------
Net earnings                         $ 25,364  $ 25,813   $ 51,032  $ 53,334
                                     ========  ========   ========  ========
Earnings per share:
 Basic                               $   0.69  $   0.70   $   1.39  $   1.44
 Diluted                             $   0.69  $   0.70   $   1.38  $   1.44
Weighted average common
 shares outstanding:
  Basic                                36,834    36,966     36,831    37,030
  Diluted                              36,900    37,028     36,897    37,099



                             TECHNE CORPORATION
                   CONSOLIDATED CONDENSED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)

                                                          12/31/12   6/30/12
                                                          --------  --------
ASSETS
Cash and equivalents                                      $143,286  $116,675
Short-term available-for-sale investments                  142,809   152,311
Trade accounts receivable                                   32,187    35,668
Inventory                                                   37,600    38,277
Other current assets                                         3,849     3,576
                                                          --------  --------
 Current assets                                            359,731   346,507
                                                          --------  --------

Available-for-sale investments                             128,569   143,966
Property and equipment, net                                101,133    93,788
Goodwill and intangible assets, net                        132,104   132,158
Other non-current assets                                     3,033     2,905
                                                          --------  --------
 Total assets                                             $724,570  $719,324
                                                          ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                     $ 13,350  $ 13,836
Payable for pending available-for-sale
 investment purchases                                        1,420     4,429
Income taxes - deferred and current                          6,498    17,485
                                                          --------  --------
 Current liabilities                                        21,268    35,750
Deferred taxes                                               8,737     9,132
Stockholders' equity                                       694,565   674,442
                                                          --------  --------
 Total liabilities and stockholders' equity               $724,570  $719,324
                                                          ========  ========


                            TECHNE CORPORATION
                      RECONCILIATION of ORGANIC SALES
                             (In thousands)
                               (Unaudited)

                                       QUARTER ENDED       SIX MONTHS ENDED
                                     ------------------   ------------------
                                     12/31/12  12/31/11   12/31/12  12/31/11
                                     --------  --------   --------  --------
Net sales                            $ 75,083  $ 74,662   $150,108  $152,258
Organic sales adjustments:
 Impact of foreign currency
   fluctuations                           577         0      2,483         0
                                     --------  --------   --------  --------
Organic sales                        $ 75,660  $ 74,662   $152,591  $152,258
                                     ========  ========   ========  ========

Organic sales growth                     1.3%      1.8%       0.2%      2.5%


                             TECHNE CORPORATION
           RECONCILIATION of NET EARNINGS and EARNINGS per SHARE
                    (In thousands, except per share data)
                                 (Unaudited)

                                       QUARTER ENDED       SIX MONTHS ENDED
                                     ------------------   ------------------
                                     12/31/12  12/31/11   12/31/12  12/31/11
                                     --------  --------   --------  --------
Net earnings                         $ 25,364  $ 25,813   $ 51,032  $ 53,334
Identified adjustments:
 Costs recognized upon sale of
  acquired inventory                    1,196     1,767      2,464     3,915
 Amortization of intangibles            1,282     1,268      2,554     2,553
 Tax impact of above adjustments         (667)     (858)    (1,346)   (1,826)
                                     --------  --------   --------  --------
                                        1,811     2,177      3,672     4,642
                                     --------  --------   --------  --------
Net earnings - adjusted for
 identified items                    $ 27,175  $ 27,990   $ 54,704  $ 57,976
                                     ========  ========   ========  ========

Adjusted growth                         (2.9%)     5.1%      (5.6%)     9.1%

Earnings per share - Diluted
  - adjusted                         $   0.74  $   0.76   $   1.48  $   1.56


                            TECHNE CORPORATION
                RECONCILIATION of GROSS MARGIN PERCENTAGES
                               (Unaudited)

                                       QUARTER ENDED       SIX MONTHS ENDED
                                     ------------------   ------------------
                                     12/31/12  12/31/11   12/31/12  12/31/11
                                     --------  --------   --------  --------
Gross margin percentage                 73.6%     73.9%      73.8%     74.6%
Identified adjustments:
 Costs recognized upon sale of
  acquired inventory                     1.6%      2.4%       1.6%      2.6%
 Amortization of intangibles             1.0%      1.0%       1.0%      1.0%
                                     --------  --------   --------  --------
Gross margin percentage - adjusted      76.2%     77.3%      76.4%     78.2%
                                     ========  ========   ========  ========


                           TECHNE CORPORATION
                 RECONCILIATION of INTANGIBLE AMORTIZATION
                            (In thousands)
                             (Unaudited)

                                       QUARTER ENDED       SIX MONTHS ENDED
                                     ------------------   ------------------
                                     12/31/12  12/31/11   12/31/12  12/31/11
                                     --------  --------   --------  --------
Amortization of intangible assets
 included in:
  Cost of goods sold                 $    761  $    749   $  1,514  $  1,513
  Selling, general and
   administrative expenses                521       519      1,040     1,040
                                     --------  --------   --------  --------
Total amortization of
 intangible assets                   $  1,282  $  1,268   $  2,554  $  2,553
                                     ========  ========   ========  ========